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                                                                   EXHIBIT 10.17

                              COOPERATION AGREEMENT

THIS COOPERATION AGREEMENT (the "AGREEMENT"), is made as of this 5th day of June, 2006, by and between Xinhua Finance Media Limited, a company established and existing under the laws of the Cayman Islands ("XFM"), and Small World Television,LLC, a company established and existing under the laws of Delaware ("SW"). XFM and SW are hereinafter collectively referred to as the "PARTIES" and individually as a "PARTY".

WHEREAS:

     The Parties wish to cooperate for the production of Programs (as defined below), licensing of Distribution Rights (as defined below) in relation to the Programs, and exploitation of other rights in relation to the Programs.

NOW, THEREFORE,

     In consideration of the foregoing premises, and the representations, warranties, and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.   INTERPRETATION

1.1. DEFINITIONS. Each of the following terms when used in this Agreement has the meaning ascribed to it in this Section 1.1:

     "Accounting Period"         has the meaning ascribed in Section 5.3.

     "Affiliate"                 means, in relation to any person, any other
                                 person which, directly or indirectly, controls
                                 or is controlled by or is under common control
                                 with such person and for the purposes of this
                                 definition "control" when used with respect to
                                 any specified person means the power to direct
                                 the management and policies of such person,
                                 directly or indirectly, whether through the
                                 ownership of voting securities, by contract or
                                 otherwise, and the terms "controlling" and
                                 "controlled" have meanings correlative to the
                                 foregoing.

     "Anti-Piracy PSA"           has the meaning ascribed in Section 2.3.

     "Approved Treatment"        has the meaning ascribed in Section 3.1.

     "Business Day"              means any day when banks are open for business
                                 in the Territory.


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
     "Cable Television"          means the one-way transmission to subscribers
                                 of video programming service or other
                                 programming service via a cable system, direct
                                 broadcast satellite, or any other multi-channel
                                 video programming distribution system.

     "Claimant"                  has the meaning ascribed in Section 16.3.

     "Development Plan"          has the meaning ascribed in Section 3.3.

     "Digital Distribution"      means the distribution of Programs by
                                 electronic means intended primarily for viewing
                                 on personal computers or wireless devices.

     "Dispute Notice"            has the meaning ascribed in Section 16.3.

     "Distribution Rights"       means the non-exclusive rights to broadcast,
                                 transmit, exhibit, show and /or demonstrate the
                                 Programs (including any edited version) or
                                 parts or portions thereof by any and all forms
                                 of broadcast television, cable television,
                                 satellite and digital distribution to an
                                 intended audience in accordance with the terms
                                 of this Agreement.

     "Episode"                   means a self-contained production of an
                                 independent script that is part of a series of
                                 similar themed productions that make up a
                                 Program under this Agreement.

     "Exclusive Period"          has the meaning ascribed in Section 6.2.

     "Fee Statement"             has the meaning ascribed in Section 5.3.

     "General and
     Administrative Rights"      has the meaning ascribed in Section 3.3(b).

     "Gross Revenues"            means all fees generated as a result of the
                                 licensing of Distribution Rights and
                                 Non-Distribution Rights under this Agreement.

     "Intellectual Property
     Rights"                     means:

                                 (a)  any and all proprietary rights provided
                                      under: (i) patent law; (ii) copyright law;
                                      (iii) trade-mark law; (iv) design patent or industrial design law; (v) semi-conductor chip or mask work law; or
                                      (vi) any other statutory provision or
                                      common law principle applicable to this
                                      Agreement, including trade secret law,
                                      which may provide a right in


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

                                      either ideas, formulae, algorithms,
                                      concepts, inventions or know-how
                                      generally, or the expression or use of
                                      such ideas, formulae, algorithms,
                                      concepts, inventions or know-how; and

                                 (b) any and all applications, registrations, licenses, sub-licenses, agreements or any other evidence of a right in any of the foregoing.

     "Licensing Party"           has the meaning ascribed in Section 5.3.

     "Mark Licensee"             has the meaning ascribed in Section 11.

     "Mark Licensor"             has the meaning ascribed in Section 11.

     "Net Revenues"              means Gross Revenues minus brokerage fees not
                                 to exceed 20% of the Gross Revenues and similar
                                 amounts paid to third parties.

     "Non-Distribution Rights"   has the meaning ascribed in Section 5.2.

     "Non-Licensing Party"       has the meaning ascribed in Section 5.3.

     "PRC"                       means the People's Republic of China.

     "Program Budget"            has the meaning ascribed in Section 3.3.

     "Program Material"          means all characters (including their names,
                                 puppets, animatronics, voices and mannerisms)
                                 frames, stills, film clips, photographs, sets,
                                 artwork, animation, settings, themes,
                                 storylines, treatments, scripts, dialogue,
                                 music, audio clips, and the like which comprise
                                 or are depicted in any episodes, during the
                                 Term, of the television Programs produced under
                                 this Agreement, including the characters,
                                 derivative characters, episodes, trademarks and
                                 service marks now listed or later added to an
                                 exhibit to this Agreement, in all cases in any
                                 and all media now existing or hereafter
                                 created, including without limitation,
                                 internet, wireless, cable, satellite, over the
                                 air television, print, recordings, and
                                 audiovisual works, video games, board games and
                                 other forms of games, stories, guides, or
                                 books.

     "Programming Costs"         has the meaning ascribed in Section 3.3(a).


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

     "Programs"                  means the television programs to be produced by
                                 SW pursuant to the terms of this Agreement.

     "Residual Distribution
     Rights"                     has the meaning ascribed in Section 6.4.

     "Respondent"                has the meaning ascribed in Section 16.3.

     "Satellite Television"      means the transmission to subscribers of video
                                 programming service via direct broadcast
                                 satellite.

     "Territory"                 means the World.

     "Treatment"                 has the meaning ascribed in Section 3.1.

1.2. BUSINESS DAY. In the event that any act is required hereunder to be done, any notice is required hereunder to be given, or any period of time is to expire hereunder on any day that is not a Business Day, such act shall be required to be done or notice shall be required to be given or the time shall expire on the next succeeding Business Day.

1.3. In this Agreement:

     (a) the headings are inserted for convenience only and shall not affect the construction of the Agreement;

     (b) unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing a gender shall include every gender; and

     (c) references herein to Sections and Recitals are to sections and recitals of this Agreement.

2.   PRODUCTION OF THE PROGRAMS

2.1. SW hereby agrees to arrange for the production of no fewer than sixteen Programs, as more specifically described in Exhibit A to this Agreement. SW's responsibilities shall include, without limitation, developing, writing, creating, casting, directing, producing, obtaining all third party rights clearances for, filming, and timely delivering to XFM the Programs. Each Program will consist of a series of 16 to 200 episodes, as mutually agreed by the Parties.

2.2. SW shall enter into a separate agreement with a qualifed PRC production company to be approved by XFM (the "PRODUCTION COMPANY"), which shall assume from SW, SW's obligations to produce Programs under this Agreement in consideration of $6,022,000.00 of the Programming Costs, as defined below.

2.3. SW shall develop, write, create, cast, direct, produce, obtain third-party rights clearances for, tape, and timely deliver third-party produced content, including music videos, for the Programs in consideration of XFM's payment of the Programming Costs ($6,022,000.00 of which SW shall pay to the Production Company by separate


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     agreement) and General and Administrative Costs and Promotional and Launch
     Costs associated with the Programs. SW's responsibilities include, without limitation, providing promotional and production launch services such as creating promotional graphics and print advertisements, as well as television and radio commercial campaigns. SW shall also create commercial campaigns for channel 8 branding. SW shall also create and develop public service announcements aimed at prevention of the unauthorized taking, copying or use of copyrighted materials ("ANTI-PIRACY PSAS"), pursuant to any contracts entered into for such Anti-Piracy PSAs as mutually agreed to by the Parties.

3.   TREATMENTS, BUDGETS AND PROGRAM APPROVAL

3.1. For each of the Programs, SW shall submit one or more treatments for XFM's consideration as the basis for the Program ("TREATMENT"). Each Treatment shall set forth the concept to be used as the basis for the Program and communicate the essential idea for the Program. Treatments may be submitted by SW singly or in one or more groups. XFM shall accept or reject each Treatment within fifteen (15) days after such Treatment is submitted by SW. Treatments which, as of the date hereof, have been approved by XFM are set forth in Exhibit A to this Agreement (the "APPROVED TREATMENTS").

3.2. INTENTIONALLY DELETED

3.3. For each Treatment which has been accepted by XFM, SW shall provide a draft development plan and production budget for each new Episode for XFM's and approval, such approval not to be unreasonably withheld (the "DEVELOPMENT PLAN"). The Development Plan shall contain in line item fashion, the proposed development and production schedule, and a budget for XFM's approval that shall include at least the following items (the "PROGRAM BUDGET"):

     (a) All direct costs and expenses previously incurred or to be incurred in the creation, development, pre-production, production, post-production and delivery to XFM of the Program; ("PROGRAMMING COSTS");

     (b) All carrying costs incurred by SW for retaining of employees and consultants for production purposes under this Agreement for the applicable Program and the overhead attendant thereto, and fair allocations of all costs and expenses of SW associated with or benefiting the Program, including research and development, general and administrative and overhead expenses and facilities ("GENERAL AND ADMINISTRATIVE COSTS"); and

     (c) The costs for providing promotional and production launch services such as creating promotional graphics and print advertisements as well as television and radio campaigns ("PROMOTIONAL COSTS").

     Development Plans and Program Budgets to which the parties have already agreed are set forth in Exhibit B to this Agreement. The Parties, may, from time time, amend the Develepment Plans and Program Budgets by written agreement.


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

3.4. Any expenditures in excess of the approved Program Budget for a Program are prohibited without the prior written approval of XFM. A Budget may be revised from time to time during production of the Program upon written mutual agreement of XFM and SW. All costs within an approved Program Budget for the production of the Programs shall be paid by XFM in accordance with the Payment Schedule contained in Exhibit B. The amount of USD $2,250,000 pre-paid by XFM to SW on April 10, 2006 which is Payment 1 on the Payment Schedule shall be credited as set forth in the Payment Schedule.

3.5. Subject to restrictions imposed by any government authority of the PRC or any province thereof, and further subject to any restrictions imposed as a result of the approval of Treatments applicable thereto, SW shall have editorial control over the development and production of all new Episodes, but shall consult with XFM on a meaningful, timely and ongoing basis regarding the material development and production decisions and shall give good faith consideration to XFM's opinions. Without limiting the foregoing, SW will make available to XFM a treatment of each Episode on the production site prior to the start of principal photography (or in the case of digital capture, the equivalent commencement point) and XFM shall have the right to approve or reject any Episode treatment and require changes if XFM reasonably believes any Episode based on such Episode treatment will conflict with the censorship laws, rulings or policies within the PRC or any province thereof, or be otherwise culturally or politically inappropriate for broadcast within the PRC.

3.6. XFM shall have the right to review any completed Episode rough cuts at the post production site and XKM shall have the right to require editing of such rough cuts if XFM reasonably believes the Episode has substantially deviated from the Episode treatment or will conflict with the censorship laws, rulings or policies within the PRC or any province thereof or is otherwise culturally or politically inappropriate for broadcast within the PRC.

3.7. If XFM reasonably withholds approval of any Treatment, Development Plan, or Episode treatment and SW refuses to make the necessary changes to conform such Treatment, Development Plan, or Episode treatment to XFM's requested changes, or the completed Episode rough cut does not conform with an Episode treatment, then SW will not be credited with delivery of a Program for purposes of this Agreement. XFM and SW may choose to substitute with a new Treatment, Development Plan, or Episode treatment.

3.8. If XFM requests changes during principal photography (or the digital equivalent) to an Episode treatment which had been approved by XFM, where the changed scene or content was reasonably apparent from the contents of the Episode treatment, XFM shall pay all reasonably and actually incurred out-of-pocket expenses required by virtue of the changes and any additional production costs due to the delay.

3.9. SW shall treat the Programs as first priority and shall produce and deliver the Programs prior to undertaking projects for other customers, and shall devote all necessary personnel and resources to fulfill its commitments hereunder.

4.   CO-OWNERSHIP OF PROGRAM


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

4.1. XFM and SW shall respectively own an undivided 58% and 42% interest in all new Episodes and new Program Material created for the new Episodes during the Term of this Agreement; provided, however, that XFM shall have the sole and exclusive right and obligation to register, administer and enforce such jointly-owned copyrights, trademarks and other intellectual property rights in the joint name of XFM and SW. Upon request, SW will cooperate with XFM in connection with the registration, administration and enforcement of such rights. The parties will execute, promptly upon request, all further reasonable and necessary documents to effectuate the provisions of this paragraph.

4.2. If SW desires to produce an additional series of episodes of any of the Programs beyond those described in the Development Plan attached hereto as Exhibit B or if XFM requests SW to do so, then SW shall promptly prepare and present to XFM a supplementary Development Plan for such additional series of episodes which shall be in a format similar to that of Exhibit B (any such supplementary Development Plan being hereinafter referred to as a "SUPPLEMENTARY DEVELOPMENT PLAN"). The Supplementary Development Plan shall set forth Small World's good faith estimate of a proposed development and production schedule and shall establish a good faith Program Budget in connection with such additional series of episodes. It is anticipated that the Program Budget costs identified in the Supplementary Development Plan shall reflect increases over the costs set forth in the Program Budget for the previous series of episodes. XFM shall have ninety (90) days after delivery to it of a Supplementary Development Plan to approve production of the additional series of episodes described in such Supplementary Development Plan. XFM shall be entitled to approve the production of an additional series of some of the Programs without necessarily approving others which are identified in the Supplementary Development Plan. If XFM approves the Supplementary Development Plan as to any of the series of Programs described therein, then the Supplementary Development Plan, insofar as it applies to the series of Programs so approved, shall be incorporated into this Agreement and the terms of this Agreement shall apply in all respects thereto. However, XFM shall relinquish all rights with respect to episodes thereafter produced of any Programs described in the Supplementary Development Plan, the series for which have not been not approved by XFM within such ninety (90) day period and SW shall have the sole right thereafter to produce additional episodes of such Programs and shall have all right, title and interest in additional episodes of such Programs without having any further obligation to XFM.

4.3. If XFM makes a written request for SW to produce an additional series of episodes of any of the Programs beyond those described in the Development Plan attached hereto as Exhibit B and SW fails to prepare and send to XFM a Supplementary Development Plan within ninety (90) days after such written request or if SW notifies XFM in writing that SW does not desire to produce an additional series of episodes of any of the Programs, then SW shall relinquish all rights with respect to episodes thereafter produced of such Program(s) and XFM shall have the sole right thereafter to produce additional episodes of such Program(s) without having any further obligation to SW.

5.   SHARING OF REVENUE


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5.1. XFM shall be entitled to receive fifty-eight percent (58%) and SW shall be entitled to receive forty-two percent (42%) of all Net Revenue arising from the exploitation of any right relating to the Programs in any and all media now existing or hereafter developed any where in the universe or anywhere in any virtual environment, including online video game settings, except as set forth in Section 5.2 below.

5.2. For all Net Revenues realized from licensing of rights not directly associated with the distribution of Programs ("NON-DISTRIBUTION RIGHTS"), including, without limitation, Net Revenues realized from the placement of products in Programs and any Anti-Piracy PSA contracts created and aired XFM shall receive fifty-eight percent (58%) and SW shall receive forty-two percent (42%) of the Net Revenues; provided, however, advertising revenue from the broadcast of Programs will be retained by XFM in its entirety.

5.3. Within thirty (30) days following the end of each Calendar Quarter during the Term (the "ACCOUNTING PERIOD"), any Party who licenses Distribution Rights or Non-Distribution Rights (the "Licensing Party") shall furnish to the other Party (the "NON-LICENSING PARTY") a complete and accurate statement (each a "FEE STATEMENT") certified by an officer of Licensing Party, showing, with respect to all Programs licensed by Licensing Party: the (i) identity of each recipient of any Distribution Rights or Non-Distribution Rights, as applicable; (ii) each such recipient's location; (iii) Licensed Program description; (iv) the license fee received by Licensing Party during the Accounting Period; and (v) the portion of such license fee payable to the Non-Licensing Party.

     (a) Licensing Party shall pay Non-Licensing Party the amount shown on the Fee Statement concurrently with the delivery of such Fee Statement. Licensing Party shall make all payments to Non-Licensing Party hereunder in U.S. dollars with respect to Net Revenues. In calculating the amount of U.S. dollars to be paid to Non-Licensing Party, Licensing Party shall calculate the Net Revenues due in the national currency of the country of the Territory and then convert it into U.S. dollars based upon the exchange rate quoted by Bloomberg as of the date the Net Revenue payments are due except as otherwise provided in Subparagraphs (b) or (d) below, and Licensing Party shall furnish Non-Licensing Party with external evidence with respect to the authenticity of the exchange rates used, such as a bank statement.

     (b) In the event Licensing Party cannot, because of applicable laws and restrictions of the country of the Territory where remittance is restricted (or the U.S.), make remittances in U.S. dollars as herein above provided, then, upon submission to Non-Licensing Party of evidence of such event, unless prohibited by law or governmental restriction, Non-Licensing Party shall (A) receive Net Revenues due in the national currency at such bank(s) accounts(s) as Non-Licensing Party designates or (B) have Net Revenues due deposited in Licensing Party's interest bearing account or in a joint trust account with resulting interest. Such deposit shall satisfy Licensing Party's payment obligation with respect to such payment, which shall be deemed paid on the date of such deposit. Such payment amount shall be remitted in U.S. dollars to Non-Licensing Party on the date remittance restrictions terminate, based on the exchange rate as quoted by the Bank on such date. In no event shall any remittance restrictions in a particular country as comprises the Territory relieve Licensing Party of the obligation of reporting,


                                       8

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          and ultimately remitting, all Net Revenues as required hereunder.

     (c) In the event that amounts payable to Non-Licensing Party are not remitted in full within ninety (90) days after expiry of the required payment period (which in the case of Net Revenues shall be thirty (30) days following the end of an Accounting Period), and Licensing Party has not provided evidence to Non-Licensing Party that because of laws and restrictions in a country or countries of the Territory, amounts payable could not be remitted, then Licensing Party shall pay to Non-Licensing Party an amount equal to one percent (1%) per annum above the prime rate for HK$ loans quoted by the Bank (or maximum rate permitted by law, if any) for the default amount, without any deductions (other than for withholding or remittance tax purposes) on the outstanding balance. Interest will become due on the first day the payment is not made beyond the 181st day the payment is delinquent, and shall accrue on a daily basis for the day on which payment is delinquent until the delinquent amounts are paid.

     (d) In the event Non-Licensing Party shall suffer any exchange losses arising from late payments, including those late payments arising as a result of understated amounts due discovered as a result of an audit, such losses shall be determined by deducting the U.S. dollars actually received by Non-Licensing Party from the U.S. dollars which would have been received if the delinquent balance had been paid on the last due date at the exchange rate quoted by the Bank for that date (plus interest, if applicable, calculated in accordance with Subparagraph
          (c) above of this Agreement). Any resulting shortfall will be paid immediately by Licensing Party to Non-Licensing Party in U.S. dollars (if so able to pay, otherwise, payment of such shortfall will be remitted to Non-Licensing Party pursuant to the terms of Subparagraph
          (b) above). The last due date, for purposes of determining the exchange rate, shall be deemed to be the first day a payment becomes delinquent.

     (e) Licensing Party will use its commercially reasonable efforts at all times to obtain government approval for remittance of all sums due to Non-Licensing Party at the earliest possible date. Licensing Party is fully obligated to provide this commercially reasonable effort whether sums due to Non-Licensing Party are held by Licensing Party, or have been deposited into a bank account in Non-Licensing Party' name.

5.4. Licensing Party shall be entitled to deduct from the total amounts otherwise payable hereunder to Non-Licensing Party and promptly pay on behalf of Non-Licensing Party any taxes and/or fees which local law requires to be levied against amounts due to Non-Licensing Party in order to avoid any interest charges or other penalties; provided, that Licensing Party shall not pay such taxes or fees if Non-Licensing Party has advised Licensing Party in writing not to do so. Non-Licensing Party shall indemnify Licensing Party against any interest charges or other penalties with respect to such taxes and any such additional charges or penalties as a result of Non-Licensing Party's advice not to pay any taxes or fees as aforesaid. If new or revised law(s) establishing fees, taxes or other impositions are promulgated in the Territory, Licensing Party shall notify Non-Licensing Party promptly upon Licensing Party becoming aware of such promulgation and in ample time to afford Non-Licensing


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     Party an opportunity to contest such impositions through the appropriate legal channels. Licensing Party shall file all necessary tax returns or other government documents on Non-Licensing Party's behalf which are required by local law, within the time period required by local law. The original receipt, and the computations for such taxes as may be deducted from the amounts due to Non-Licensing Party, must accompany the remittance of the Fee Statement in the Accounting Period in which such tax deduction is made. If local law stipulates that the original tax receipt must be retained by the Licensing Party, a bona fide copy thereof must be attached to the Fee Statement.

6.   DISTRIBUTION AND NON-DISTRIBUTION RIGHTS

6.1. Except as provided in Section 6.2, either Party shall be entitled to license Distribution Rights and Non-Distribution Rights to the Programs provided that the terms shall be mutually agreed by both Parties.

6.2. Subject to the provision of Section 6.3 below, the Distribution Rights to the Programs listed in Exhibit A shall be licensed by XFM for distribution within the PRC to Shanghai Camera Media Investment Co., Ltd. or Inner Mongolia Film & TV Culture Media Co. Ltd. ("IMTV") for a period of one year, on an exclusive basis in areas within the PRC where IMTV has landing rights upon terms as are mutually agreed by the Parties. During the exclusive one-year period ("EXCLUSIVE PERIOD"), either Shanghai Camera Media Investment Co., Ltd. or IMTV shall have the exclusive right to one original-broadcast and one re-run broadcast of each Episode

6.3. Notwithstanding the provision of Section 6.2, in the event that Shanghai Camera Media Investment Co., Ltd. or IMTV decides in its absolute discretion to terminate the distribution of the Programs for whatever reason, the Programs may be licensed to other parties in the PRC on such terms and price as mutually agreed by both Parties with 58% of the Net Revenues derived therefrom going to XFM and 42% of such Net Revenues going to SW.

6.4. Either party shall have the right throughout the term to exploit all existing and future forms of distributing the Programs not otherwise addressed in this Agreement (the "RESIDUAL DISTRIBUTION RIGHTS") subject to a division of the Net Revenue with 58% going to XFM and 42% going to SW.


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

7.   TERM OF THE AGREEMENT

7.1. This Agreement shall become effective immediately upon execution by duly authorized signers of both Parties and continue in perpetuity, unless terminated earlier as otherwise provided in this Agreement.

8.   EVENTS OF TERMINATION

8.1. Notwithstanding Section 7, both XFM and SW shall be entitled at any time, by giving thirty (30) days prior notice in writing to each other, to terminate this Agreement forthwith in any of the following events:

     (a) if either party commits a material breach of any of the terms or conditions of this Agreement and fails to remedy the same within thirty (30) days of being required in writing by the non-breaching party so to do; or

     (b) if either party is unable to pay its debts as they fall due or a petition is presented or meeting convened for the purpose of winding up the party or either party enters into liquidation whether compulsorily or voluntarily or compounds with its creditors generally or has a receiver appointed of all or any part of its assets or takes or suffers any similar action in consequence of debt.

     Termination under Section 8.1 is not intended to be the sole remedy for breach of this Agreement and will not preclude a Party from the exercise of any other rights or remedies that may now or subsequently exist in law or in equity or by statute or otherwise.

8.2. Neither the expiration nor termination of this Agreement shall release any of the Parties from the obligation to perform any other duty or to discharge any other liability that had been incurred prior thereto. Upon termination of this Agreement, the terms and conditions of this Agreement shall continue to apply to Programs which have been delivered by SW to XFM as of the date of such termination. Upon such termination, this Agreement shall terminate as to any Programs which have not been delivered to XFM as of the date of such termination whether or not in development or production ("UNCOMPLETED PROGRAMS"). Upon such termination, SW shall own all copyright, trademark and other intellectual property rights in and to Uncompleted Programs, including the Treatments on which such Uncompleted Programs are or would be based.

9.   RELATIONSHIP AND LIABILITIES OF PARTIES

     The parties are independent contractors with respect to each other. Nothing herein shall create any association, partnership or joint venture or make either party the agent of the other. No fiduciary obligations exist between or among the parties hereto nor are any fiduciary obligations created by or under this Agreement.


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

10.  MARKETING EXPERTISE AND KNOW-HOW; CONFIDENTIALITY

     The materials and information supplied by one party to the other party hereunder, including, without limitation, sales and financial data, plans, artwork, style guides, design elements, character profiles, unpublished copyrighted material, marketing and promotional strategies, the terms and conditions of this Agreement, and other information which is proprietary in nature or is a trade secret (collectively, the "PROPRIETARY INFORMATION") constitute, relate to, contain and form a part of confidential and proprietary information of such party disclosing the Proprietary Information. Each of the parties hereto acknowledges and agrees that the Proprietary Information is highly confidential and that disclosure of the Proprietary Information, except as otherwise authorized hereunder, could result in serious harm to the other party. Among other damage, unauthorized disclosure of Proprietary Information will (i) damage the owner's carefully planned marketing strategies, (ii) reduce interest in the Proprietary Information, (iii) make unique or novel elements of the intellectual property susceptible to imitation or copying by competitors, infringers or third parties prior to release of the information or materials, (iv) damage proprietary protection in undisclosed or unpublished information or materials, and (v) provide unauthorized parties with materials capable of being used to create counterfeit and unauthorized merchandise, audio-visual products or other products, all of which will seriously damage a party's rights and business. Except as expressly approved in writing by the disclosing party or as authorized hereunder, a party shall not reproduce or use the Proprietary Information and shall not discuss, distribute, disseminate or otherwise disclose the Proprietary Information or the substance or contents thereof, in whole or in part, in its original form or in any other form, with or to any other person or entity other than (i) to the extent necessary to effectuate the purposes of this Agreement, (ii) to the extent such information becomes publicly available, or (iii) to the extent disclosure is compelled by a government authority or order of a court of competent jurisdiction, in which case the party required to disclose will provide prior written notice of any such disclosure to the other party.

11.  TRADEMARK LICENSE.

     Each Party to this Agreement provides the other with a non-exclusive license to use the other's trademarks, trade names, service marks and logos ("Marks"), as listed in Exhibit C and such other Marks the Parties may agree to in writing, for the limited purposes of promoting the Programs in accordance with the terms hereof. The Party licensing the Marks (the "Mark Licensee") acknowledges and agrees that: (i) all such uses shall be subject to the owning Party's (the "Mark Licensor") prior written approval; (ii) each Party will use the other Party's Marks in the appropriate manner as set forth herein; (iii) the Mark Licensor's Marks and all goodwill associated therewith are and shall remain the sole property of the Mark Licensor; (iv) nothing in this Agreement shall confer in the Mark Licensee any right of ownership in the Mark Licensor's Marks; (v) the Mark Licensee shall not now or in the future contest the validity of the Mark Licensor's Marks or adopt Marks which are confusingly similar to the Mark Licensor's Marks; and (vi) upon the reasonable written request of the Mark Licensor, the Mark Licensee shall provide samples of advertising and documentation utilizing the Mark Licensor's Marks. It is expressly understood and agreed that the license granted herein by one Party is intended for the use solely by the other Party and may not be assigned or transferred without the prior written consent of the Mark Licensor. The licenses granted pursuant to this Section shall automatically terminate upon termination of this Agreement, and each Party shall immediately cease all use of all information provided hereunder, including, without limitation, each Party's Marks.

12.  REPRESENTATIONS AND WARRANTIES.

12.1. Each Party represents, warrants and covenants to the other as follows and acknowledges that the other Party has relied upon the completeness and accuracy of such representations, warranties and covenants in entering into this Agreement:

     (a) it has the corporate capacity to enter into this Agreement and to perform each of its obligations hereunder; and

     (b) it has duly authorized, executed and delivered this Agreement and this Agreement constitutes a legally valid and binding obligation of it enforceable against it in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and subject to general equitable principles.

12.2. SW further represents, warrants and covenants to XFM as follows and acknowledges that XFM has relied upon the completeness and accuracy of such representations, warranties and covenants in entering into this Agreement:

     (a) SW will not introduce into the Programs any defamatory or obscene matter or other objectionable material of any kind whatsoever whether or not it would give rise to any cause of action;

     (b) SW shall ensure that all content contained in the Programs (including any edited versions) complies with the laws and regulations of the Territory;

     (c) SW will not infringe upon the Intellectual Property Rights of any person in the performance of its obligations under this Agreement. SW has not granted and, during the term of this Agreement, will not grant any rights or licenses to the whole or any part of the Programs that would conflict with SW's obligations or XFM's rights under this Agreement, and, to the best knowledge of SW after due inquiry, there exist no facts, agreements or other documents by which SW is bound that would conflict with SW's obligations or XFM's rights under this Agreement; and

     (d) No marketing documents, presentations, solicitations, or similar materials which make reference to XFM, this Agreement or the arrangements contemplated hereunder shall be distributed or otherwise made available to any without the prior written approval of XFM.

13.  INDEMNIFICATION.

13.1. XFM agrees to indemnify SW, its subsidiaries, officers, directors, agents and employees from and against any and all claims, damages, losses and expenses, including reasonable attorneys' fees, arising out of or relating to (i) any breach of representations, warranties, covenants or agreements made by XFM herein, or (ii) negligent acts or omissions of XFM or of anyone employed by XFM and for whose acts XFM may be liable.

13.2. SW agrees to indemnify XFM, its officers, directors, agents, employees, successors and assigns from and against any and all claims, damages, losses and expenses, including reasonable attorneys' fees, arising out of or relating to (i) any breach of representations, warranties, covenants or agreements made by SW herein, or (ii) by the negligent acts or omissions of anyone employed by SW for whose acts SW may be liable.

14.  INSURANCE.

14.1. SW shall secure and maintain customary Comprehensive General Liability and such other liability insurance as XFM may reasonably request; provided, however, that XFM shall not require such insurance to have limits of more than $1,000,000 for any single party's claim arising out of a single occurrence and $3,000,000 for all claims arising out of a single occurrence. All such insurances shall include XFM as an additional insured, and SW shall furnish XFM with certificates of such insurance upon XFM's request.

14.2. XFM shall make reasonable efforts to cause the Production Company to secure and maintain customary Comprehensive General Liability and such other liability insurance as SW may reasonably request; provided, however, that SW shall not require such insurance to have limits of more than $1,000,000 for any single party's claim arising out of a single occurrence and $3,000,000 for all claims arising out of a single occurrence. All such insurances shall include SW as an additional insured, and the Production Company shall furnish SW with certificates of such insurance upon SW's request.

15.  TRADE SECRETS; GOODWILL.

     By entering into this Agreement or otherwise, no Party shall acquire any rights to or under any goodwill, trademark, trade name, patent or copyright or application for any thereof, trade secret, web page or other property of the other Party and its Affiliates. If, during the term of this Agreement, any such rights should become for any reason whatsoever vested in either Party by operation of law or otherwise, the other Party, as applicable, agrees that it shall immediately, at the request of the counter Party, as applicable, or on the termination or expiration of this Agreement, assign any and all such rights, together with any goodwill appurtenant thereto, to the other Party as applicable. Each Party agrees that it shall immediately cease to use the Marks of any other Party upon termination of this Agreement.

16.  MISCELLANEOUS.

16.1. Notices. All communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally with receipt acknowledged, (ii) sent by registered or certified mail, return receipt requested, (iii) sent by telecopy with confirmation or (iv) sent by recognized commercial overnight courier for next Business Day delivery, addressed to the Parties at the following addresses and facsimile numbers or to such other addresses or facsimile numbers as any Party shall hereafter specify by communication to the other Parties in the manner provided herein:

     If to XFM:

                   Attention: General Counsel
                   Telephone: 852 3196 3909
                   Facsimile: 852 2541 8266

     If to SW:

                   Attention: _________________________
                   Telephone: _________________________
                   Facsimile: _________________________

     Notice of change of address shall be deemed given when actually received or upon refusal to accept delivery thereof; all other communications shall be deemed to have been given, received and dated on the earlier of: (i) when actually received or upon refusal to accept delivery thereof, (ii) on the date when delivered personally or via telecopy, (iii) one (1) Business Day after being sent by overnight courier and (iv) four (4) Business Days after mailing, as aforesaid.

16.2. Assignment. No Party hereto shall assign or otherwise transfer this Agreement or any interest or right hereunder or delegate the performance of any of its obligations hereunder to any third party other than an Affiliate without the prior written consent of the other affected Party which consent may be withheld in such other Party's sole discretion. Any such attempted assignment, transfer or delegation without the other Party's prior written consent will be deemed null and void and result in the immediate termination of this Agreement without necessity of any notice.

16.3. Governing Law and Arbitration. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by binding arbitration in accordance with the UNCITRAL Arbitration Rules as present in force in the manner set forth in this Section 16.3.

     (a) The procedures of this Section 16.3 may be initiated by a written notice (a "DISPUTE NOTICE") given by one party (a "CLAIMANT") to the other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution. The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant's position on the dispute. Within twenty (20) days after the other party's (the "RESPONDENT") receipt of the Dispute Notice and accompanying materials, the dispute shall be resolved by binding arbitration in Hong Kong under the UNCITRAL Arbitration Rules. All arbitration procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

     (b) The Parties shall agree on a single arbitrator to resolve the dispute. If the Parties fail to agree on the designation of an arbitrator within a twenty (20)-day period the Hong Kong International Arbitration Centre shall be requested to designate the single arbitrator. If the arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator's duties, the arbitrator's successor shall be appointed in the same manner as the arbitrator was appointed.

     (c) Any award arising out of arbitration (i) shall be binding and conclusive upon the Parties; (ii) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (iii) may not include special, indirect, incidental, consequential, special, punitive or exemplary damages or diminution in value; (iv) may in appropriate circumstances include injunctive relief; and (v) may be entered in a court.

     (d) Arbitration shall not be deemed a waiver of any right of termination under this Agreement, and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to termination in accordance with this Agreement.

     (e) The arbitrator may not limit, expand or otherwise modify the terms of this Agreement.

     (f) Each party shall bear its own expenses incurred in any arbitration or litigation, but any expenses related to the compensation and the costs of the arbitrator shall be borne equally by the Parties to the dispute.

     (g) If any action or proceeding is commenced to construe or enforce this Agreement or the rights and duties of the Parties hereunder, then the Party prevailing in that action, and any appeal thereof, shall be entitled to recover its attorney's fees and costs in that action or proceeding, as well as all costs and fees of any appeal or action to enforce any judgment entered in connection therewith.

16.4. No Modification Except in Writing. This Agreement shall not be changed, modified, or amended except in writing signed by the Parties hereto. No terms of any purchase order, invoice, or similar document will amend or supplement this Agreement, even if it is accepted or signed by the receiving Party.

16.5. Waiver. A Party's failure to enforce at any time any provision of this Agreement, or any right in respect thereto, or to exercise any election hereunder, shall not be considered to be a waiver of such provision, right, or election or to affect the validity of this Agreement. No waiver shall be effective unless given in writing signed by the

     Party making such waiver. A waiver at one time shall not constitute a subsequent waiver of the same condition, breach, default or occurrence at any other time unless such waiver so explicitly provides.

16.6. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

16.7. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity. Any specific right or remedy provided in this Agreement shall not be exclusive but will be cumulative of all rights and remedies set forth herein and allowed at law.

16.8. Further Assurances. Each of the Parties hereto agrees to execute such documents, and take such actions, as may reasonably be required to effectuate the terms and conditions of this Agreement.

16.9. Force Majeure. No Party shall be liable for any failure to perform any obligation hereunder, or from any delay in the performance thereof, due to causes beyond its control, including industrial disputes of whatever nature, acts of God, public enemy, acts of government, failure of telecommunications, system malfunctions, fire or other casualty.

16.10. No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

16.11. Controlling Language. This Agreement has been executed in English, and the English language version shall control notwithstanding any translations of this Agreement.

16.12. Time of the Essence. The times established in accordance with this Agreement for the performance of the obligations set out in this Agreement are of the essence.

16.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.14. Entire Agreement. This Agreement supersedes, terminates and otherwise renders null and void certain prior written and/or oral agreements between the Parties with respect to the matters hereinabove expressly set forth. This Agreement represents and incorporates the entire understanding of the Parties hereto with respect to the matters herein expressly set forth and each Party acknowledges that there are no warranties, representations, covenants or understandings of any kind, nature or description whatsoever made by any Party to any other Party, except as are herein and therein expressly set forth.

       Remainder of Page Intentionally Left Blank; Execution Page Follows

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

XINHUA FINANCE MEDIA LIMITED


By: /s/ Fredy Bush
    --------------------------------
Name: Fredy Bush
Title: CEO


SMALL WORLD PRODUCTIONS LIMITED


By: /s/
    --------------------------------
Name:
      ------------------------------
Title: CEO

                                    EXHIBIT A

[Treatments already approved by XFM at the time of execution of the agreement.]

                                    EXHIBIT B

[Details of Small World Television Development Plan (May 2006) - Rundowns and show descriptions of different programs.]

                                    EXHIBIT C

                                  [TRADEMARKS]


                                       21